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Exhibit 99.1

                    PRTI Purchases eCommerce Software Suite
            and other Intellectual Property and Assets of IBuyLine



Mountain View, California - November 10, 2000 - Phoenix Resources Technologies, Inc. (OTCBB: PRTI), (FSE:PHU), today announced the purchase of the eCommerce system and the related intellectual property including patents and trademarks from IBuyLine. The acquisition of IBuyLine is another step in management's ongoing process to execute its core strategy to provide an industry leading portfolio of XML based, cross-application integration software

Under the terms of the deal, PRTI will transfer 625,000 shares of restricted common stock in exchange for the various assets from IBuyLine. The deal was valued at $5,000,000 and is an all stock purchase of the certain assets of IBuyLine, and includes the granting of a right to use license for the eCommerce technology back to IBuyLine. The closing of the acquisition is subject to IBuyLine Shareholder approval and customary closing conditions. PRTI estimates that the transaction will affect the 4th quarter 2000 fiscal earnings of the company.

IBuyLine's eCommerce technology, which was purchased by PRTI, includes capabilities and unique features such as, X.509 digital certificates that allow the sale and distribution of various types of digital asset over the internet, multiple supply chain integration adapters that work with XML, EDI, FTP or flat file based systems, and patented Test Drive(R) and virtual installation technology that permits a user to try software without having the installation affect any of the user's directories. As part of the deal, PRTI will take over IBuyLine's fully equipped office located in the Silicon Valley.

"IBuyLine's solution provides for integration with suppliers and partners, eliminating the manual trading processes by allowing internal applications of different companies to directly exchange information. ," stated Michael Lamb, PRTI's Chief Operating Officer. "This application is synergistic to the company's vision of reducing the complexity of dynamically interchanging and re-using on-line information. We are driving to deliver on our vision of providing infrastructure products and services, based on leading edge technologies such as XML, targeting the high growth, multi-billion dollar B2B market segment."

"We were excited about the prospect of teaming up with PRTI to provide them with the benefit of our years of development and experience in dealing with online supply chain issues and eCommerce reselling. We are completely behind the vision of PRTI's management team," stated Ed Lauing, IBuyLine's President. "The company's focus on
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enabling information flow between portals, applications, exchanges and processes is compelling, and I believe the portfolio PRTI is building will be a leader in the industry."

Phoenix Resources Technologies, Inc. plans on being a leading provider of Internet infrastructure and XML based e-Business application software for reducing the complexity of dynamically interchanging and re-using on-line information.

Contact:  Mr. Derek Jones
          Investor Relations
          Phoenix Resources Technologies, Inc.
          Phone: (866) 343-1100
          Fax:   (775) 628-6017

Certain information included in this press release contains statements that are forward looking, such as statements related to the future anticipated direction of the Internet industry, plans for future expansion, various business development activities, planned capital expenditures, future funding resources, anticipated sales growth and potential contracts. These forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual operations or results to differ materially from those anticipated.